Exhibit 10.1

Gregory R. Page Chair of the Board of Directors Corteva, Inc.

October 25, 2021

Charles Victor “Chuck” Magro

VIA EMAIL

Dear Chuck:

Corteva, Inc. (the “Company”) is pleased to offer you employment as the Company’s Chief Executive Officer on the terms described in this letter agreement (this “Agreement”).

1.    Term. The term of this Agreement and your employment with the Company is expected to begin on November 1, 2021 (your first day of employment, the “Hire Date”) and will continue until your employment terminates for any reason, except that the provisions of this Agreement will survive the termination of your employment as is necessary to give effect to their express terms. Initially, you will become an employee of Corteva Agriscience Canada Company, a Canadian subsidiary of the Company.

2.    Title and Role. (a) You will serve as the Company’s Chief Executive Officer, reporting solely and directly to the Board of Directors of the Company (the “Board”). In such role, you will be the most senior executive of the Company to whom all other executives and employees of the Company report, directly or indirectly, and will have all the duties and authorities customarily associated therewith. Promptly after the Hire Date, the Board will nominate you to become a member of the Board.

(b)    You will devote substantially all your business time and attention to your duties hereunder, except for approved vacation and time-off periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies. Nothing in this Agreement will prohibit or restrict you from engaging in civic, charitable or religious activities or sitting on non-profit boards, in each case, provided such endeavors or service do not materially interfere with your obligations under this Agreement. You agree that you will not join the board of directors of any for-profit company without the prior approval of the Board; provided that in no event will you serve on any such board during the six month period immediately following the Hire Date.

3.    Location. Upon your attainment of a U.S. work visa satisfactory to the Company, which the Company will support with its reasonable efforts, your primary work location will be at the Company’s corporate headquarters in Wilmington, Delaware. The Company reserves the right to require reasonable business travel, in connection with which you will be entitled to use business-class or equivalent commercial air travel. In the event that you are unable to obtain such U.S. work visa within a reasonable time, as determined by the Company, Schedule A of this Agreement will become effective and amend or supersede the applicable sections of this Agreement; provided, however, that when you obtain such a U.S. work visa, as determined by the Company, Schedule A will cease to be effective, and this Agreement will apply without regard thereto.

4.    Base Salary. You will receive a base salary at the annual rate of USD1,300,000, payable in accordance with the Company’s regular payroll practices.

5.    Annual Cash Bonus. With respect to each calendar year, you will be eligible to receive an annual cash bonus under the Company’s Performance Reward Program (an “Annual Bonus”). Your target Annual Bonus opportunity each calendar year will be equal to 150% of your annual base salary, except that your target Annual Bonus opportunity for 2021 will be prorated based on the Hire Date. Your right to payment of each Annual Bonus will be conditioned on the Board’s certifying the achievement of the goals established for the applicable calendar year and on your continued employment at the time of the bonus payment. Payment of any earned Annual Bonus for a calendar year will be made no later than March 15th of the following calendar year.

6.    Annual Equity Awards. With respect to each calendar year beginning with 2022, you will be eligible to participate in the long-term incentive and equity plans of the Company with a target grant date value (determined using the Company’s customary methodology) of USD9,000,000. The type of awards granted to you each year, and the other terms and conditions thereof, will be determined by the Board (or an appropriate committee thereof) and will be subject to the applicable terms and conditions of the Company’s 2019 Omnibus Incentive Plan, but will be consistent with the grants awarded to other senior executives of the Company.

7.    Benefit Plans. You will be eligible to participate in (a) the Company’s Retirement Savings Plan, Retirement Savings Restoration Plan, Supplementary DC Pension Plan for Corteva Agriscience and (b) the Company’s standard employee benefit programs (including health and welfare) made available to other U.S. senior management employees, including the executive health program and executive financial management program, in each case, subject to the terms and conditions of such programs. You will be eligible to receive up to twenty (20) days of Choice Time in each calendar year (except that your Choice Time for 2021 will be prorated based on the Hire Date) and certain paid holidays. The Company reserves the right to amend any benefit plans or programs in accordance with their terms. For the avoidance of doubt, your participation in such programs will be on a basis that is no less favorable than any other senior executive of the Company. In addition, the Company will reimburse you for documented business expenses properly incurred by you on behalf of the Company in accordance with the Company’s applicable business expense reimbursement policies.

8.    Relocation Assistance. You will receive relocation assistance in accordance with the Company’s standard relocation policies; provided that (i) as a condition to such assistance, you must provide the applicable documentation of any reimbursable expense no later than January 30th of the year following the year in which such expense was incurred, (ii) all reimbursements will be made no later than March 15th of the year following the year in which the applicable expense was incurred, (iii) upon your termination of employment for any reason, you will cease to be eligible for or receive any such assistance (other than reimbursement for expenses incurred prior to such termination) and (iv) the aggregate value of all allowances and reimbursements made to you will not exceed USD750,000.

9.    Termination of Employment; Severance. You agree that your employment with the Company is not for any specific duration or period of time and that you are an employee at-will. Your employment may be terminated at any time by you or the Company, with or without cause and with or without notice. Notwithstanding the foregoing, effective as of the Hire Date, you will participate in the Company’s Change in Control and Executive Severance Plan, as in effect from time to time, as the “CEO” (as defined therein), which will govern the termination of your employment and any payments or benefits to which you may be entitled as a result thereof.

10.    Other Matters. (a) You acknowledge and agree that, as a condition to your employment hereunder, you will execute and deliver the Company’s standard confidentiality agreement, in the form attached hereto as Schedule B, to be effective as of the Hire Date.

(b)    In addition, you acknowledge and agree that you will comply with any ongoing confidentiality or other restrictive covenant obligations that you may have with any former employer, including those set forth on Schedule C.

(c)    You will be entitled to the same director and officer indemnification provided to other executive officers pursuant to the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. In addition, you will be provided coverage under the Company’s director and officer insurance policy on the same basis as the other executive officers of the Company.

(d)    You acknowledge and agree that you are subject to the Company’s policies for executives and for employees generally, as amended from time to time, including, without limitation, the Company’s insider trading policy, stock ownership policy, compensation recovery policy and code of ethics.

(e)    Following the termination of your employment with the Company, you acknowledge and agree that you will cooperate with requests of legal counsel for the Company regarding any legal matters or proceedings of any kind, which will include making yourself available for interviews or testimony if reasonably requested by the

Company. The Company will reimburse you for any expenses incurred in connection with such requests or assistance if approved by the Company supported by required documentation. No payment made to you hereunder is intended to be or will be interpreted as a payment for particular testimony or assistance with respect to the legal matters specified above or any other matter. You understand that you are to provide your good faith assistance and agree to provide truthful responses to any requests for information or testimony.

11.    Miscellaneous.

(a)    Governing Law. The validity, interpretation, construction and performance of this Agreement, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto will be governed, construed and interpreted in accordance with the laws of state of Delaware, without giving effect to principles of conflicts of law. Unless otherwise prohibited by law, you and the Company agree to have any disputes arising out of this Agreement resolved in a forum having a substantial body of law and experience, so both you and the Company agree that any action or proceeding arising out of this Agreement will be brought exclusively in the state or federal courts of Delaware and both you and the Company further agree to the personal jurisdiction of those courts. Both you and the Company waive any objection that either party may now or later have to the venue of any such action in such court(s), and further both you and the Company waive any claim that either party may now or later have that any action brought in such court(s) has been brought in an inconvenient forum.

(b)    Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings, term sheets and agreements, whether oral or written, between you and the Company relating to the subject matter hereof. No amendment, modification or change to this Agreement will be enforceable unless reduced to writing and executed by both you and the Company.

(c)    Taxes. All amounts payable to you hereunder will be subject to any applicable tax withholdings or deductions. This Agreement is intended to comply with Section 409A of the Internal Revenue Code (“Section 409A”) or an exemption thereunder and will be construed and administered in accordance with Section 409A. Payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. For purposes of Section 409A, each installment payment provided under this Agreement will be treated as a separate payment. Any payments to be made under this Agreement that constitute “deferred compensation” within the mention of Section 409A upon a termination of employment will only be made upon a “separation from service” within the meaning of Section 409A. To the extent required under Section 409A, amounts that would otherwise be payable under this Agreement during the six (6) month period immediately following Employee’s separation from service shall instead be paid on the first business day after the date that is six (6) months following Employee’s separation from service (or, if earlier, Employee’s date of death). Any reimbursements of expenses or in-kind benefits provided under this Agreement that are not otherwise exempt from Section 409A will comply with the requirements of Treasury Regulation Section 1.409A-3(i)(1)(iv) (or successor provisions). The amount of any such expenses reimbursed or benefits provided during one taxable year will not affect the amount of expenses eligible for payment or reimbursement in any other taxable year. Any such expenses reimbursed, or benefits provided will be made on or before the last day of your taxable year following the taxable year in which the expense was incurred. Any such right to reimbursement or benefits is not subject to liquidation or exchange for any other benefit. In the event of non-compliance with Section 409A, Employee shall be responsible for the payment of taxes, penalties, interest or other expenses.

(d)    Successors and Assigns. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.

To indicate your acceptance of this Agreement, please sign and date this Agreement in the space provided below.

Very truly yours,

CORTEVA, INC.

By:	/s/ Gregory R. Page
Gregory R. Page
Chairman

ACCEPTED AND AGREED:

/s/ Charles Victor “Chuck” Magro CHARLES VICTOR “CHUCK” MAGRO